As filed with the Securities and Exchange Commission on May 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

UNITED AIRLINES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2675207

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Wacker Drive, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

United Airlines Holdings, Inc. Amended and Restated United Airlines Holdings, Inc. 2006 Director Equity Incentive Plan

(Full title of the plan)

Robert S. Rivkin

Senior Vice President and Chief Legal Officer

233 South Wacker Drive

Chicago, Illinois 60606

(Name and address of agent for service)

(872) 825-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by United Airlines Holdings, Inc. (the “Registrant”), relating to 300,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable to directors of the Company under the Amended and Restated United Airlines Holdings, Inc. 2006 Director Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 16, 2023;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on April 20, 2023;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 27, 2023;

(d)	The description of the Common Stock included under the caption “Description of UAL Capital Stock” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-3, filed with the Commission on December 1, 2017, including any subsequent amendments or reports filed to update such description, including Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the Commission on March 1, 2021; and

(e)	The description of the Preferred Stock Purchase Rights as set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 7, 2020 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation of the Registrant generally provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law; provided that except as set forth in the following paragraph, the Registrant will indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Registrant. Furthermore, the Registrant will not be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against the Registrant by such director or officer (other than proceedings pursuant to which such director or officer is seeking to enforce such director’s or officer’s indemnification rights hereunder). The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expense incurred by a director or officer in such capacity in advance of the final disposition of a proceeding, shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

If the Registrant does not pay a claim for indemnification in full within 30 days after a written claim has been received by it, the claimant may at any time thereafter bring suit to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Registrant) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Registrant. Neither the failure by the Registrant (including by the board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Registrant (including by the board of directors, independent legal counsel, or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The amended and restated certificate of incorporation of the Registrant also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation of the Registrant allows the Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section. The Registrant maintains a policy that provides liability insurance for directors and officers of the Registrant and its subsidiaries.

The right to indemnification set forth in the amended and restated certificate of incorporation of the Registrant is not exclusive of any other right that any person may have or acquire under any statute, any provision of the amended and restated certificate of incorporation or amended and restated bylaws of the Registrant, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of United Airlines Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 27, 2019).

4.2	Amended and Restated Bylaws of United Airlines Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 23, 2022).

4.3	Tax Benefits Preservation Plan, dated as of December 4, 2020, as amended January 21, 2021, by and between the Registrant and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Appendix D to the Registrant’s Definitive Proxy Statement, filed with the Commission on April 15, 2021).

4.4	Amended and Restated United Airlines Holdings, Inc. 2006 Director Equity Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed with the Commission on April 13, 2023).

*5.1	Opinion of Sidley Austin LLP.

*23.1	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

*107	Calculation of Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 25, 2023.

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ J. Scott Kirby
J. Scott Kirby
Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Scott Kirby, Robert S. Rivkin and Gerald Laderman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ J. Scott Kirby J. Scott Kirby	Chief Executive Officer, Director (Principal Executive Officer)	May 25, 2023

/s/ Gerald Laderman Gerald Laderman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2023

/s/ Chris Kenny	Vice President and Controller (Principal Accounting Officer)	May 25, 2023
Chris Kenny

/s/ Carolyn Corvi	Director	May 25, 2023
Carolyn Corvi

/s/ Matthew Friend Matthew Friend	Director	May 25, 2023

/s/ Barney Harford	Director	May 25, 2023
Barney Harford

/s/ Michele J. Hooper Michele J. Hooper	Director	May 25, 2023

/s/ Walter Isaacson Walter Isaacson	Director	May 25, 2023

/s/ Richard Johnsen	Director	May 25, 2023
Richard Johnsen

/s/ James A.C. Kennedy James A.C. Kennedy	Director	May 25, 2023

/s/ Edward M. Philip Edward M. Philip	Director	May 25, 2023

/s/ Edward L. Shapiro Edward L. Shapiro	Director	May 25, 2023

/s/ Laysha Ward	Director	May 25, 2023
Laysha Ward

/s/ James M. Whitehurst	Director	May 25, 2023
James M. Whitehurst